Exhibit 99.1

Conmed Acquires Correctional Mental Health Services LLC

Conmed to Consolidate its Mental Healthcare Operations to Form New National Mental Healthcare Subsidiary

Hanover, Md. -- (BUSINESS WIRE) -- November 6, 2008 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has acquired Maryland based Correctional Mental Health Services, LLC. (“CMHS”). CMHS provides behavioral health services to 13 counties in Maryland. The $2.2 million in total consideration consists of $1.8 million in cash, approximately 81,000 shares of CMHM stock, and assumption of certain other liabilities and expenses. The transaction closed on November 4, 2008

“This acquisition accelerates the expansion of our national behavioral healthcare strategy by creating a preeminent platform in our home region,” commented Richard W. Turner, PhD, President, Chief Executive Officer and Chairman of Conmed. “As a result of this acquisition we will immediately obtain the needed additional clinical infrastructure required to provide behavioral health services to our current Maryland contracts at the standard of care our customers have come to expect from Conmed. Additionally, by coupling our current medical services with our new comprehensive behavioral health services we will be able to provide a single source contracting solution to county facilities across the nation greatly. To further our growth strategy of both professional service lines we will continue to look for opportunistic acquisitions in our major operating regions as well as strategic acquisitions in new regions.”

“Since CMHS’s formation, we have been providing behavioral services to some of Conmed’s clients,” said Dr. Stephen Goldberg, the founder, Medical Director and CEO of CMHS. “As I looked to grow CMHS’s business I recognized that growing with Conmed created a much stronger organization. Also, having worked with them for the past several years there is a level of trust already in place that is necessary for an acquisition to be successful. In my capacity as the President of CMHS, I look forward to helping Conmed and CMHS achieve their growth potential.”

CMHS currently employs or contracts with 24 professionals. For the twelve months ended June 30, 2008 CMHS had revenues of $2.2 million.

Dr. Goldberg is a Board Certified Psychiatrist with added qualifications in Forensic Psychiatry, licensed to practice medicine in Maryland. He earned a Bachelor’s of Science degree from the University of Florida, his medical degree from the University of Colorado School of Medicine and did both his residency training in Psychiatry and fellowship training in Forensic Psychiatry at the University of Maryland School of Medicine. He holds teaching appointments at the University of Maryland School of Medicine, Johns Hopkins School of Medicine and Walter Reed Medical Center and is an active faculty member in the University of Maryland/Sheppard Pratt’s Forensic Psychiatry Fellowship Program. In addition to being asked to speak at numerous Grand Rounds at Maryland State Psychiatric Hospitals and giving statewide and national presentations, he is a Certified Instructor with the Maryland Police and Corrections Training Commission and has also served as a Guest Lecturer at both the University of Baltimore and University of Maryland Schools of Law.

Dr. Goldberg was employed by Clifton T. Perkins Hospital Center (Maryland’s only Maximum Security Forensic Hospital) from 1997 to 2004 as a staff Psychiatrist, then as the Director of Admissions and ultimately as the Director of Pretrial Services. From 1995 to 2002 he worked at the Baltimore County Detention Center as a staff psychiatrist, but became the Director of Psychiatry with Prison Health Services. Dr. Goldberg developed a unique and innovative program for addressing mental health needs in local detention centers and in 2002 founded CMHS as its Chairman, Medical Director and sole shareholder. Within a few short years, CMHS created a new standard of care throughout the state of Maryland for managing a jail’s mental health needs. His expertise and efforts have been recognized by the Maryland Correctional Administrators Association and he remains active in that organization.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in thirty-two counties in six states, including Washington, Oregon, Kansas, Virginia, Arizona and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts, including statements which may be identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com

or
Brett Maas, 646-536-7331
brett@haydenir.com

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